Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

First American Financial Corporation Appoints

JEFFREY (Jeff) J. DAILEY to Board of Directors

SANTA ANA, Calif., Nov. 4, 2025 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, announced today that Jeffrey J. Dailey has been appointed to the company’s board of directors.

A proven strategic and innovative executive leader with more than four decades of experience in the insurance industry, including over 25 years in executive leadership, Dailey is highly regarded for his ability to steer and transform large businesses in highly regulated industries. During his decade-long tenure as chief executive officer of Farmers Group, Inc., a subsidiary of Zurich Insurance Group, he spearheaded the company’s evolution into a customer-focused and innovation-driven organization and led the acquisition and integration of MetLife’s property and casualty business. Earlier in his career, he served as chief executive officer of Reliant Insurance, a company he founded, which was subsequently acquired by Bristol West Holdings.

“We are pleased to welcome Jeff to First American’s board,” said Dennis J. Gilmore, executive chairman of First American Financial Corporation. “His impressive combination of experience in leadership, operations and technology-driven innovation at multibillion-dollar insurance businesses enhances the depth and breadth of expertise on our board and will be invaluable as the company continues to lead the digital transformation of the title and settlement industry.”

Dailey currently serves on the boards of Verisk Analytics, Inc. and Liberty Mutual Holding Company. His previous board experience includes service on the boards of Farmers Group, Inc. and The Institutes. He earned a master’s degree in business administration from the University of Wisconsin–Milwaukee and a bachelor’s degree in economics from the University of Wisconsin–Madison.

First American Financial Corporation Appoints Jeffrey (Jeff) J. Dailey to Board of Directors

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 135 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $6.1 billion in 2024, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2025, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the tenth consecutive year. More information about the company can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214